STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 7th day of November, 2000, between J. Landis Martin, a resident of the state of Colorado ("Seller"), and Valhi, Inc., a Delaware corporation ("Purchaser").

                                     Recital

         A. Seller wishes to sell 90,000 shares (the "Shares") of the common stock, $1.00 par value per share, of Tremont Corporation, a Delaware corporation ("Tremont"), to the Purchaser, and the Purchaser wishes to purchase the Shares, on the terms and subject to the conditions of this Agreement (the "Transaction").

                                    Agreement

         The parties agree as follows:

                                   ARTICLE I.
                                 THE TRANSACTION

         Section 1.1. Purchase and Sale of Shares. Seller hereby sells, transfers, assigns and delivers to the Purchaser the Shares. Seller will promptly deliver the Shares in a form reasonably acceptable to Purchaser.

         Section 1.2. Purchase Price and Payment. The Purchaser hereby purchases all of the Shares for a purchase price of $32.00 per Share, payment for which will be made on the date of this Agreement by means of the delivery to Seller of a promissory note substantially in the form of Exhibit A attached hereto.

                                   ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:

         Section 2.1. Authority. Seller has all the requisite legal capacity, power and authority to execute this Agreement.

         Section 2.2. Validity. This Agreement is duly executed and delivered by Seller and constitutes Seller's lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by Seller are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) any material contract, agreement or other instrument to which Seller is a party or by which Seller is bound; (b) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Seller; or
(c) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

         Section 2.3 Ownership of Shares. Seller is the record and beneficial owner of the Shares and upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, restrictive agreements, claims or imperfections of any nature whatsoever, other than restrictions on transfer imposed by applicable securities laws.

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement as follows:

         Section 3.1. Authority. Purchaser is a corporation validly existing and in good standing under the laws of the state of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction.

         Section 3.2. Validity. This Agreement is duly executed and delivered by Purchaser and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by Purchaser are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under
(a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

                                   ARTICLE IV.
                               GENERAL PROVISIONS

         Section 4.1. Survival.  The representations and warranties set forth in
this   Agreement   shall  survive  the  execution  of  this  Agreement  and  the consummation of the transactions contemplated herein.

         Section 4.2. Parties and Interest. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

         Section 4.3. Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties with respect to the subject matter of this Agreement.

         Section 4.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

         The parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:                                      BUYER:

                                             Valhi, Inc.




                                             By:
-------------------------------                  ---------------------------
J. Landis Martin                                 Steven L. Watson, President

                                    Exhibit A

                                 PROMISSORY NOTE

$2,880,000                       November 7, 2000                  Dallas, Texas


         FOR VALUE RECEIVED, the undersigned, Valhi, Inc., a Delaware corporation ("Maker"), promises to pay to the order of J. Landis Martin, a resident of the state of Colorado ("Payee"), in lawful money of the United
States of America, the principal sum of TWO MILLION EIGHT HUNDRED EIGHTY THOUSAND AND NO/100THS DOLLARS ($2,880,000.00) together with interest as indicated below from the date hereof on the unpaid principal balance from time to time as follows:

         Section 1. Place of Payments. All payments will be made at Payee's business address at 1999 Broadway, Suite 4300, Denver, Colorado 80202, or such other place as the holder hereof may from time to time notify Maker in writing.

         Section 2. Payments. The principal balance of this promissory note (this "Note") and any unpaid and accrued interest thereon shall be due and payable upon November 7, 2002 or upon acceleration as provided herein. Prior to maturity, unpaid and accrued interest on the outstanding principal balance of this Note shall be due and payable quarterly on March 31, June 30, September 30 and December 31 of each year; provided, however, that such day is a business day, and if such day is not a business day, the quarterly interest payment shall be due the next successive business day.

         Section 3. Prepayment. This Note may be prepaid in part or in full at any time without penalty; provided, however, prepayments shall be first applied to accrued and unpaid interest and then to principal.

         Section 4. Interest. This Note shall bear interest on the unpaid balance at the rate of 6.2% per annum until maturity, whether by acceleration or otherwise. Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365-day year or 366-day year, as the case may be, applied to the actual number of days in each calendar month, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance hereof during the same period at the Maximum Rate (as defined below). After maturity, this Note will bear interest at a the lesser of 10% per annum or the Maximum Rate (as defined below). Notwithstanding anything contained herein to the contrary, this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the holder hereof for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law (the "Maximum Rate"). If, from any circumstances whatsoever, the holder hereof shall ever receive as interest hereunder an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Maker, and in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

         Section 5. Event of Default. An "Event of Default," wherever used herein, means any one of the following events:

                  (a) the default by Maker in the payment of any principal of or interest on this Note within ten (10) business days after demand by the holder hereof; or

                  (b) a case shall be commenced, or the Maker or any guarantor hereof shall file a petition commencing a case, against Maker or any guarantor under any provision of federal bankruptcy law, or shall seek relief under any provision of any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under such law, or Maker or any guarantor hereof shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver, trustee or liquidator of either of Maker or any guarantor hereof, or all or any part of its property.

         Section 6. Remedy. Upon the occurrence and during the continuation of an Event of Default, the holder hereof shall have all of the rights and remedies provided in the Uniform Commercial Code or in this Note or any other agreement between Maker and in favor of the holder hereof, as well as those rights and remedies provided by any other applicable law, rule or regulation. In conjunction with and in addition to the foregoing rights and remedies of the holder hereof, the holder hereof may declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of the holder hereof hereunder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other right or remedy.

         Section 7. Waiver. Maker and each surety, endorser, guarantor, and other party now or hereafter liable for payment of this Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable hereon, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by the holder hereof for payment hereunder.

         Section 8. Costs and Attorneys' Fees. In the event the holder hereof incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed hereon or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection hereof, Maker and any guarantor hereby jointly and severally agree to pay on demand to the holder hereof all expenses and costs of collection, including, but not limited to, attorneys' fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

         Section 9. Time of Essence. Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

         Section 10. Jurisdiction and Venue. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND MAKER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DALLAS, TEXAS.

         Section 11. Notice. Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient. The address for giving notice or demand under this Note (i) to the holder hereof shall be the place of payment specified in Section 1 or such other place as the holder hereof may specify in writing to the Maker and (ii) to the Maker shall be the address below the Maker's signature hereto or such other place as the Maker may specify in writing to the holder hereof.

         Section 12. Successors and Assigns. All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding the foregoing, Maker shall not assign this Note or its performance hereunder without the prior written consent of the holder hereof.

                              MAKER:

                              Valhi, Inc.




                              By:
                                  --------------------------------------
                                  Steven L. Watson, President

                                  Address:       Three Lincoln Centre
                                                 5430 LBJ Freeway, Suite 1700
                                                 Dallas, Texas   75240-2697
                                                 FAX:  972.448.1445